Exhibit 99.2

Conference Call Notes
Second Quarter 2003

Thank you operator, and good morning everyone. I want to thank you for joining us this morning to review our results for the second quarter of fiscal 2003. Steve Hare is with me today and we will both be available after our remarks to answer any questions that you may have.

First, let me deal with the customary Safe Harbor statements. We call your attention to the Forward-Looking Information disclaimer that is provided on our web site and in our previously issued press release. This disclaimer lists a variety of risk factors and uncertainties that could cause actual results to differ materially from management’s forecasts and expectations expressed here today. We emphasize that all forward-looking statements made during the course of this call are made subject to this cautionary statement and that the information provided in this conference call is provided only as of the date of the call.

Next, let me list the topics that Steve and I will cover today:

First, I will review a few highlights of our performance for the quarter just completed. I am going to focus my comments on our STM services division and discuss the marketing approach we have been using to drive better growth in this market;

Second, I will discuss the formation of our Publisher Services Group and its place in the execution of our strategic plan;

Third, Steve will provide a detailed financial review of our second fiscal quarter; and

Finally, we’ll talk about our outlook for the balance of the year.

We are pleased with our performance during the second fiscal quarter, as we again achieved sequential and year over year improvement. In fact, for this quarter:

■	Revenues were up 8% from Q1 on a consolidated basis;
■	All divisions – including our magazine division — showed sequential revenue growth from Q1;
■	The year over year revenue decline we have been experiencing was virtually eliminated – with revenues down just .6% for the quarter;
■	Operating income, EBITDA, and operating and EBITDA margins all rose sequentially and year over year;
■	Pre-tax income rose 19% and is up 28% for the first 6 months;
■	Debt was reduced by another $1.1 million and by $5.8 million year to date.

Particularly in these challenging market conditions, we are pleased with this broad-based improvement in our performance and our results.

This improved performance has been driven largely by better top line growth and improved profitability in our STM services and specialty packaging divisions. In these two divisions in particular, our differentiation strategy is working. In these divisions:

■	We have people with significant expertise and experience in the markets and industries we serve;
■	We have developed technology or products that are right for these markets and give us distinct competitive advantage;
■	We can offer and we are delivering a complete outsourced solution – taking on the entire burden of activities strategic and attractive to us but not strategic to our customers; and
■	Our customers have concluded that this sort of outsourcing, to a knowledgeable and experienced partner like Cadmus, is an important next step in the implementation of THEIR strategy.

This convergence of Cadmus capabilities and customer strategy has been driving our growth in these divisions and presenting new opportunities for market share expansion. It is what we had envisioned when we embarked on this strategic path a little over two years ago.

In our annual report, we discussed a 3 step strategic plan. In step 1, we refocused our business on our core competencies and exited less attractive markets such as marketing, financial printing, etc. Step 2 was to work to develop in-depth expertise about the markets and customers we serve, and the proprietary products and services to meet their most urgent needs. This year, the third step was to grow our business – to leverage our market expertise, proprietary products and services to redefine our customer/vendor relationships and position Cadmus as a sustaining resource to our customers. I can say that we are now fully focused on this third phase, the execution of our growth strategies.

We are pursuing several large outsourcing opportunities which could accelerate us into a leading position in content processing and outsourcing. Our STM services division has momentum in this area and is gaining the additional resources necessary to deliver on these opportunities. In addition, we have addressed what was excess capacity in our special interest magazine division by closing the East Stroudsburg, PA facility and we have been very successful in transferring the customer volume into our Easton, PA and Richmond, VA facilities. This gives us two strong plants dedicated to the needs of special interest magazine publishers and those plants are operating with improved efficiency. We are grateful that our customers have elected to stay with Cadmus through this transition and we’re encouraged about the positive trends we see in this division.

For the first time in several years, and despite still difficult market conditions, we are gaining momentum. We now are spending time worried not so much about where the volume will come from, but how can we best handle the increased volume we just might see. In order to sustain this momentum and to position us both to secure and to deliver on some of these opportunities, we have made several changes in our operations and management team. First, we have formed a Publisher Services Group, which consists of our STM services, special interest magazines, and professional books and directories divisions. This group has been created to:

•	Institutionalize and make more successful this outsourcing sales strategy;
•	Provide a framework to pursue and handle business efficiently from multi-market accounts – publishers that have journal, magazine, and book products; and

•	Continue and extend synergies in SG&A, procurement and logistics.

We have promoted Steve Hare to president of this group from his previous role as CFO. Before coming to Cadmus, Steve led the international operations of a $715 million global recreational products and services company. While serving as CFO, Steve has played a more active role in the operational aspects of our business. Steve is clearly the right person to ensure that we capitalize on the new, large, and multi-market opportunities we have landed and those we continue to pursue.

I am also pleased to announce that Paul Suijk has joined us as senior vice president and chief financial officer. Paul was most recently senior vice president and chief financial officer for Comdial Corporation, a Tampa, Florida based telecommunications company. He has over 20 years of experience in corporate finance, treasury and international business development. Prior to joining Comdial in 2000, Paul served as senior vice president and corporate treasurer with Danka Business Systems, PLC from 1997 to 1999. Paul’s experience – particularly his significant international experience — will be valuable as we look to expand our worldwide presence, pursue international sales and expansion opportunities, and further leverage our global content processing capabilities.

In summary, we are on track in terms of execution of our strategy – and that strategy seems more and more to be right for the markets that we serve. We also are encouraged by the early signs we see of positive market response to our strategy and our enhanced product/service offering. Finally, we are continuing to build a strong management team that should be capable of managing this growth and accelerating further our transformation into an end-to-end content management, printing and outsourcing services organization

With that general overview of our progress and organizational structure, I will now turn the call over to Steve Hare for a more detailed review of the financial performance of our second quarter.

Steve,

Financial review of our second fiscal quarter

Thank you Bruce and good morning. We have released our second quarter earnings report this morning and plan to file a Form 8-K shortly which contains the release and our remarks made on this call. Today, I would like to highlight our financial results and discuss a few of our key financial management initiatives.

Consolidated Results – Second Quarter Ended December 31, 2002

(millions)	CY	PY
Sales	$113.7	$114.4	Down less than 1%

This compares favorably to our first quarter sales of $105.4 million, growing 8%.

On a segment basis, we reported sales of the following for the second quarter:

(millions)	CY	PY
Publisher Services	$98.2	$101.3	down 3%
Specialty Packaging	$15.5	$13.0	up 19%

We have gained some traction in the STM services area and see momentum in both the STM services and specialty packaging businesses. Across the Publisher Services segment, revenue declined primarily due to the continued softness in advertising which has reduced page counts for most of our magazine print titles, as well as competitive pricing pressures in this market because of excess capacity. The growth in specialty packaging is a result of new business wins, primarily in the healthcare market.

Despite generally weak market conditions, Cadmus achieved improved financial performance this quarter compared to last year’s second quarter. These comparisons, and those made by Bruce at the onset of this call, exclude restructuring and other charges this quarter and are adjusted for our adoption of the accounting standard for goodwill in order to provide more useful comparisons. I’d refer you to the notes and the Selected Financial Information in our press release for further detail and a reconciliation of reported and adjusted numbers:

•	Operating income increased to $8.3 million compared to $8.0 million last year and $7.2 million in the first quarter;
•	Operating income margins improved to 7.3% of net sales from 7.0% last year and 6.8% in the first quarter;
•	Income from continuing operations was $2.7 million, an increase of 8% compared to last year and 37% compared to the first quarter;
•	Earnings per share increased to $0.30 compared to $0.28 last year and $0.22 in the first quarter;
•	EBITDA margins improved to 11.5% versus 11.4% in both last year’s second quarter and this year’s first quarter;
•
Total debt was reduced by $1.1 million during the quarter to a total of $180.4 million, including $26.3 million of securitization-attributed debt. Cash flow from operations was used to achieve our debt reduction target.

•	Interest expense, including securitization costs, continued to trend lower with $3.9 million of expense compared to $4.3 million in last year’s second quarter, a decline of 9%.

Consolidated Results – The Six Months Ended December 31, 2002

Net sales for the first half of fiscal 2003 totaled $219.1 million compared with $225.6 million last year, a decline of 3%. The softness in advertising spending and pressures on volume and pricing were the primary causes for the decline. Operating income, as adjusted, improved to $15.5 million, or 7.1% of net sales, compared to $15.1 million, or 6.7% of net sales, last year. On a comparable basis, earnings per share improved to $0.51 per share compared to $0.47 last year. Cash flow from operations was used to reduce total debt by $5.8 million during the first half of fiscal 2003.

Cash forecast

We have invested more in capital expenditures this year to support the growth in our business lines. For the first 6 months, we have spent $6.2 million on capital items, compared to $4.7 million last year. We will continue to prudently invest in expanding our capabilities based on the growth in the business over the next 6 months. In addition, given the poor returns of the equity markets and lower interest rates used to determine pension liabilities, we may face the need for additional contributions to our defined benefit pension plan during the second half of our year. Our goal and our expectation remains to continue to de-leverage the company; however the combination of the growth in our business and the potential pension contributions could slow somewhat the pace we have been on during the past 2 ½ years.

Restructuring

Finally, I would like to update you on our restructuring actions. As announced in November 2002, the Company closed its special interest magazine facility in East Stroudsburg, PA, closed the reprint department at Easton, PA, and relocated certain manufacturing equipment to other facilities to rationalize capacity and improve utilization. In connection with these actions, the Company has recorded a pre-tax charge of $8.9 million ($5.9 million after-tax, or $0.65 per share) which consists of $6.7 million in asset impairment charges and $2.2 million in exit and disposal activities. Of the total charge this quarter, $6.8 million represented non-cash expenses. The Company estimates that there will be additional charges related to these actions of approximately $2 million over the remainder of fiscal 2003. We anticipate that the second half of this fiscal year will benefit from cost savings related to the closure of the East Stroudsburg facility.

Bruce, that is my report. I’ll now turn the call back to you to discuss the outlook for the balance of the year.

Thanks, Steve

As I’ve discussed today, we are continuing to gain momentum in both the STM and specialty packaging businesses, our 2 most highly differentiated units. We also have reduced the costs and excess capacity in our special interest magazine operation. In addition, we are benefiting from lower interest expense from much lower debt levels. We therefore remain optimistic that we can sustain these positive trends during the second half of the fiscal year and achieve year over year improvements in each quarter and for the full year.

Operator, we are now ready for questions

After questions – conclusion

I’d like to thank all of you for joining us for today’s call and for your questions. We look forward to updating you on our progress again next quarter.